Exhibit 10.2
COLUMBIA SPORTSWEAR COMPANY
2020 STOCK INCENTIVE PLAN
(as amended and restated)
PERFORMANCE-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT
(Relative Total Shareholder Return)

    This Award Agreement (this “Agreement”) is entered into as of [DATE] (the “Award Date”) by and between Columbia Sportswear Company, an Oregon corporation (the “Company”), and [NAME] (the “Recipient”), for the award of restricted stock units (individually, an “RSU” or collectively, “RSUs”) with respect to shares of the Company’s common stock (“Common Stock”).

    The award of RSUs to the Recipient is made pursuant to Section 7 of the Company’s 2020 Stock Incentive Plan, as amended and restated (the “Plan”), and the Recipient desires to accept the award subject to the terms and conditions of this Agreement and the Plan. The terms of the Plan are incorporated by reference in this Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan. In the event of a conflict between this Agreement and the terms of the Plan, the provisions of the Plan shall govern. For purposes of this Agreement and to the extent the Recipient is not directly employed by the Company, “Employer” shall mean the subsidiary or branch of the Company that employs the Recipient on the applicable date.

    IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

    1. Award and Terms of RSUs. The Company awards to the Recipient under the Plan [SHARES] RSUs (the “Award” or the “Target RSUs”), subject to forfeiture and adjustment as provided in Section 1 of this Agreement and to the restrictions, terms and conditions set forth in this Agreement.

    (a)    Rights under RSUs. Each RSU represents an unfunded, unsecured right to receive from the Company one share of Common Stock for each RSU. The number of shares of Common Stock deliverable with respect to each RSU is subject to adjustment (1) as provided in Section 1(b) and Section 1(c) of this Agreement and (2) as determined by the Board of Directors of the Company (the “Board”) as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally. The other terms and conditions of the RSUs awarded pursuant to this Agreement also may be amended by the Board as it determines in its sole discretion as may be necessary or appropriate to reflect the foregoing events.

    (b)    Vesting. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. The RSUs shall become eligible for vesting and settlement in shares of Common Stock as set forth below.
(1)Adjustment to Target RSUs Based on Achievement of Performance. Except as otherwise set forth in this Agreement, for the period beginning [DATE] and ending [DATE] (the “Performance Period”), the Award is subject to increase, decrease or forfeiture (and if forfeited the Recipient shall have no right to receive the related Common Stock) based on achievement of the Company’s relative Total Shareholder Return (“Relative TSR”) during the Performance Period compared against the companies listed on Exhibit A hereto (the “Comparator Companies”), as constituted on the first day of the Performance Period.

    The last day of the Performance Period is the “Vesting Date” of the Award. If the Vesting Date falls on a weekend or any other day on which the Nasdaq Stock Market (“Nasdaq”) or any national securities exchange on which the Common Stock then is principally traded (the “Exchange”) is closed for trading, affected RSUs shall vest on the first following day that Nasdaq or the Exchange, as applicable, is open for trading. Following the last day of the Performance Period, the Talent and Compensation Committee of the Board (the “Compensation Committee”) shall certify the percentage of the Award that is earned (the “Earned RSUs”) for the Performance Period, based on the following table and the provisions in Section 1(b)(2) below. If results are between data points, the percentage of the Award payable shall be determined by linear interpolation between the data points.

186683555.4

Exhibit 10.2

3-Year Relative TSR Performance and Related Payouts for the Performance Period
Performance Level	Company TSR Percentile as Compared to Comparator Companies	Earned RSUs as a % of Target
Threshold	25th Percentile	%
Target	50th Percentile	%
Stretch	75th Percentile	%
Maximum	≥90th Percentile	%

(2)Measurement of Relative TSR. Relative TSR shall be measured as follows:
        (i)    Total Shareholder Return of the Company and that of the Comparator Companies shall be measured using the average of the closing stock price for the 20 trading days immediately before the first day of the Performance Period and the average closing stock price for the 20 trading days immediately before and including the last day of the Performance Period. Total Shareholder Return for each of the Company and the Comparator Companies shall assume reinvestment of dividends on the ex-dividend date.
        (ii)    Any Comparator Companies that (x) are acquired or are not the surviving company following a merger or (y) are delisted during the Performance Period shall be removed as a Comparator Company for purposes of calculating Relative TSR. Notwithstanding the foregoing, any Comparator Companies that file for bankruptcy during the Performance Period shall be placed at the bottom of the Comparator Companies for measurement purposes.
    (c)    Adjustment of RSUs.

        (1)    Treatment of RSUs on Termination of Employment that is not a Qualified Termination. If the Recipient ceases to be continuously employed by the Company or the Employer on or prior to the Vesting Date, and such termination of employment is not due to the Recipient’s (i) retirement on any date that is after the later of (A) the second anniversary of the first day of the Performance Period and (B) the Recipient’s retirement eligibility date or (ii) death or total disability that occurs after at least six months of the Performance Period has elapsed (any such termination pursuant to clauses (i) and (ii), a “Qualified Termination”), the Recipient shall immediately forfeit all outstanding RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive any related Common Stock. If the Recipient is a resident of or employed in the United States, the Recipient’s “termination date” shall mean the effective date of the Recipient’s termination of employment with the Company or the Employer. If the Recipient is a resident or employed outside of the United States, “termination date” shall mean the earliest of (i) the date on which notice of termination is provided to the Recipient, (ii) the last day of the Recipient’s active and continuous service with the Company or the Employer, or (iii) the last day on which the Recipient is classified as an “employee” of the Company or the Employer, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local labor or employment laws. If the Recipient ceases to be continuously employed by the Company or the Employer for any reason after the Vesting Date, the Recipient shall be entitled to receive the Earned RSUs, subject to the Recipient’s compliance with the Recipient’s continuing obligations to the Company or the Employer. In the event of a Recipient’s Qualified Termination, the Recipient’s RSUs shall not be immediately forfeited and shall instead be eligible to vest as provided in Section 1(c)(2) or Section 1(c)(3) of this Agreement, as applicable.

        (2)    Treatment of RSUs on a Qualified Termination Due to Retirement. If the Recipient ceases to be continuously employed by the Company or the Employer on or prior to the Vesting Date as a result of retirement on any date that is after the later of (i) the second anniversary of the first day of the Performance Period and (ii) the Recipient’s retirement eligibility date, the Recipient shall be eligible to receive a prorated number of the Earned RSUs pursuant to Section 1(f), subject to the Recipient’s compliance with the Recipient’s continuing obligations to the Company or the Employer. Subject to Section 1(c)(4), such prorated number shall be an amount equal to the product of (x) the number of Earned RSUs, multiplied by (y) a fraction, the numerator of which is the number of calendar days of continuous employment from the beginning of the Performance Period through the date of the Recipient’s Qualified Termination due to retirement and the denominator of which is the total number of calendar days in the Performance Period. For purposes of applying Section 1(f), the Vesting Date shall be treated as the “applicable vesting date” in respect of a Qualified Termination due to retirement, such that the timing of the delivery date referenced in Section 1(f) shall be the same as if no such

186683555.4

Exhibit 10.2
Qualified Termination had occurred. For purposes of this Agreement, “retirement” shall mean 55 years of age or older and 10 or more years of cumulative service with the Company or the Employer.

(3)Acceleration of Vesting on Qualified Termination Due to Death or Total Disability. If the Recipient ceases to be continuously employed by the Company or the Employer on or prior to the Vesting Date as a result of death or total disability that occurs at least six months after commencement of the Performance Period, subject to Section 1(c)(4), a prorated number of the Recipient’s outstanding RSUs awarded pursuant to this Agreement immediately shall become vested in an amount equal to the product of (i) the number of Target RSUs, multiplied by (ii) a fraction, the numerator of which is the number of calendar days of continuous employment from the beginning of the Performance Period through the date of the Recipient’s Qualified Termination due to death or total disability and the denominator of which is the total number of calendar days in the Performance Period. The date of the Recipient’s Qualified Termination due to death or total disability shall be treated as the “applicable vesting date” for purposes of applying Section 1(f). For purposes of the foregoing, “total disability” shall have the same meaning as provided in any long-term disability policy maintained by the Company or the Employer for the benefit of the Recipient or, in the absence of such policy, as determined by the Board or the Compensation Committee in its discretion in accordance with applicable law.

(4)Treatment of Leave of Absence. Absence on leave approved by the Company or the Employer (or, if the Recipient is an executive officer of the Company, approved by the Board or the Compensation Committee), shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Company, the Board or the Compensation Committee in its sole discretion, (i) vesting of RSUs shall continue during a medical, family, military or other leave of absence protected under applicable law, whether paid or unpaid, and (ii) vesting of RSUs shall be suspended during, and the number of shares deliverable at the applicable vesting date shall be proportionately reduced as a result of, any other unpaid leave of absence greater than 30 days (except as otherwise prohibited under local law).

(5)Forfeiture of RSUs on Violation of Code of Business Conduct and Ethics. The Recipient acknowledges that compliance with the Company’s Code of Business Conduct and Ethics is a condition to the receipt and vesting of the RSUs and the issuance of shares of Common Stock pursuant to the RSUs. If, during the term of this Agreement, the Board (or a committee of directors designated by the Board) determines in good faith that the Recipient’s conduct is or has been in violation of the Company’s Code of Business Conduct and Ethics, then the Board or committee may cause the Recipient to immediately forfeit all or a portion of the unvested RSUs granted pursuant to this Agreement and the Recipient shall have no right to receive the related shares of Common Stock. Any determinations of violations of the Company’s Code of Business Conduct and Ethics will be conclusive and binding on the Recipient.
    (d)    Restrictions on Transfer and Delivery on Death. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. If the Recipient purports to make any transfer of the RSUs, except as provided herein, the RSUs and all rights thereunder immediately shall terminate and be forfeited by the Recipient. If the Recipient dies before the delivery date, the shares shall be delivered to the Recipient’s estate.

    (e)    Voting Rights and Dividend Equivalents. The Recipient shall have no rights as a shareholder with respect to the RSUs or the shares of Common Stock underlying the RSUs until the delivery date of Common Stock underlying the RSUs. The Recipient shall not be entitled to receive a cash payment equal to any cash dividends paid with respect to the Common Stock underlying the RSUs awarded under this Agreement that are declared prior to the delivery date (as defined below).

    (f)    Settlement of Vested RSUs. As soon as practicable following the applicable vesting date and, unless Section 1(c)(3) is applicable to the Recipient, the Compensation Committee’s certification of achievement of Relative TSR results; provided that the Recipient has satisfied its tax withholding obligations as specified under Section 1(i) and the Recipient has completed, signed and returned any documents and taken any additional action the Company deems appropriate, the Company shall deposit the shares of Common Stock represented by vested RSUs into the Recipient’s brokerage account established with a third party broker/administrator engaged by the Company for purposes of administering awards granted under the Plan (the date of deposit of such shares is referred to as a “delivery date”), rounded to the nearest whole share (or otherwise deliver the shares to the Recipient). No fractional shares of Common Stock shall be issued. The shares of Common Stock shall be issued in the Recipient’s name or, in the event of the Recipient’s death, to the Recipient’s estate.

    Notwithstanding the foregoing, (i) the Company shall not be obligated to vest, deposit or otherwise deliver any shares of Common Stock during any period when the Company determines that the conversion of an RSU or the delivery of shares of Common Stock in

186683555.4

Exhibit 10.2
settlement of an RSU hereunder would violate any federal, state or other applicable laws and may issue shares of Common Stock with any restrictive legend that, as determined by the Company, is necessary to comply with securities laws or other regulatory requirements, and (ii) a delivery date may be delayed in order to provide the Company such time as it determines appropriate to determine tax withholding and other administrative matters; provided, however, that in any event the shares of Common Stock shall be delivered not later than, as applicable, (A) the March 15 that immediately follows the Vesting Date or (B) if the RSUs vest in accordance with Section 1(c)(3), March 15 of the calendar year immediately following the calendar year that includes the date of the Recipient’s Qualified Termination due to death or total disability.

    Furthermore, notwithstanding the foregoing, the Company may, in its sole discretion, settle the RSUs in the form of: (i) a cash payment to the extent settlement in shares of Common Stock (1) is prohibited under local laws, rules and regulations, (2) would require the Recipient, the Company or the Employer to obtain the approval of any governmental and/or regulatory body in the Recipient’s country of residence (and country of employment, if different), or (3) is administratively burdensome; or (ii) shares of Common Stock, but require the Recipient to immediately sell such shares (in which case, as a condition of the Award of the RSUs, the Recipient hereby explicitly authorizes the Company to issue sales instructions in relation to such shares on the Recipient’s behalf).
(g)Repatriation and Compliance with Local Laws. If the Recipient is a resident or employed outside of the United States, the Recipient agrees, as a condition of the Award of the RSUs, to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to the RSUs) if required by and in accordance with local foreign exchange rules and regulations in the Recipient’s country of residence (and country of employment, if different). In addition, the Recipient also agrees to take any and all actions, and consents to any and all actions taken by the Company or the Employer as may be required to allow the Company or the Employer to comply with local laws, rules and regulations in the Recipient’s country of residence (and country of employment, if different). Finally, the Recipient agrees to take any and all actions as may be required to comply with the Recipient’s personal legal and tax obligations under local laws, rules and regulations in the Recipient’s country of residence (and country of employment, if different).
(h)Age Discrimination. If the Recipient is a resident and/or employed in a country that is a member of the European Union, the grant of the RSUs and this Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
(i)Tax Matters
(1)Tax and Social Insurance Contributions in General. Regardless of any action the Company and/or the Employer take with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Recipient acknowledges that the ultimate liability for all Tax-Related Items legally due by the Recipient is and remains the Recipient’s responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the subsequent sale of any shares of Common Stock acquired pursuant to the RSUs and the receipt of any dividends or dividend equivalents, and (ii) do not commit to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Recipient’s liability for Tax-Related Items. Further, the Recipient acknowledges that if the Recipient becomes subject to taxation in more than one country between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
(2)Withholding in Shares or Cash. Prior to the issuance of shares of Common Stock upon the vesting of the RSUs, if the Recipient’s country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, unless otherwise determined by the Company, the Company will withhold a number of whole shares of Common Stock otherwise issuable to the Recipient in settlement of any vested RSUs to satisfy all or any portion of any withholding obligations for Tax-Related Items. The number of whole shares of Common Stock withheld shall have an aggregate market value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Common Stock. The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that withholding in shares of Common Stock is prohibited or problematic under applicable laws or otherwise may trigger adverse consequences to the Company or the Employer, the Company or the Employer may withhold the Tax-Related Items required to be withheld in cash from the Recipient’s regular salary and/or wages or any other amounts payable to the Recipient. In the event the withholding requirements for Tax-Related Items are not satisfied through the withholding of shares of Common Stock or through the Recipient’s regular salary and/or wages or

186683555.4

Exhibit 10.2
other amounts payable to the Recipient, no shares of Common Stock will be issued to the Recipient (or the Recipient’s estate) upon vesting of the RSUs unless and until satisfactory arrangements (as determined by the Company) have been made by the Recipient with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such RSUs. By accepting this grant of RSUs, the Recipient expressly consents to the withholding of shares of Common Stock and/or withholding from the Recipient’s regular salary and/or wages or other amounts payable to the Recipient as provided for hereunder. All other Tax-Related Items related to the RSUs and any shares of Common Stock issued in settlement thereof shall be the Recipient’s sole responsibility. Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the withholding obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, the Recipient shall be deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
(j)    No Solicitation. (This provision is not applicable to California employees.) To the extent permitted by applicable law, the Recipient agrees that for 18 months after the Recipient’s employment with the Company or the Employer terminates for any reason, with or without cause, whether by the Company or the Employer or the Recipient, the Recipient shall not recruit, attempt to hire, solicit, or assist others in recruiting or hiring, any person who is an employee of the Company, the Employer or any subsidiaries of the Company. In addition to other remedies that may be available to the Company, the Recipient shall pay to the Company in cash, upon demand, the net value of any shares of Common Stock, valued as of the delivery date, delivered under this Agreement if the Recipient violates this Section 1(h).

    (k)    Not a Contract of Employment. This Agreement shall not be construed as a contract of employment between the Company and the Recipient and nothing contained in this Agreement or in the Plan shall confer upon the Recipient any right to be continued in the employment of the Company or any subsidiary or to interfere in any way with the right of the Company or the Employer to terminate the Recipient’s employment at any time for any reason, with or without cause, or to decrease the Recipient’s compensation or benefits.

2.     Miscellaneous.

    (a)    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof.

    (b)    Interpretation of the Plan and this Agreement. The Board, or the Compensation Committee (the “Administrator”), shall have the sole authority to interpret the provisions of this Agreement and the Plan, and all determinations by it shall be final and conclusive.

    (c)    Code Section 409A. The Award made pursuant to this Agreement is intended not to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and instead is intended to be exempt from the application of Code Section 409A, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent that the Award is nevertheless deemed to be subject to Code Section 409A, the Award shall be interpreted in accordance with Code Section 409A and Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the grant of the Award. Notwithstanding any provision of the Award to the contrary, in the event that the Administrator determines that the Award is or may be subject to Code Section 409A, the Administrator may adopt such amendments to the Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate in the Administrator’s sole discretion and without the Recipient’s consent to (i) exempt the Award from the application of Code Section 409A or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on the Recipient by Code Section 409A or for damages for failing to comply with Code Section 409A.

    (d)    Market Value. “Market Value” as of a particular date shall mean (i) the closing sales price per share of Common Stock as reported by Nasdaq on that date, or (ii) if the shares of Common Stock are not listed or admitted to trading on Nasdaq, the closing price on the national securities exchange on which such stock is principally traded on that date, or (iii) if the shares of Common Stock are not then listed on Nasdaq or on another national securities exchange, the average of the highest reported bid and lowest reported asked prices for the shares of Common Stock on that date or (iv) if the shares of Common Stock are not then listed on any securities

186683555.4

Exhibit 10.2
exchange and prices therefore are not reported, such value as determined in good faith by the Board (or any duly authorized committee thereof) as of that date.

    (e)    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Award or other awards granted to the Recipient under the Plan by electronic means. The Recipient hereby consents to receive such documents by electronic issuance and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

    (f)    Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

    (g)    Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

    (h)    Governing Law, Venue and Jurisdiction; Attorneys’ Fees. This Agreement and the Plan shall be interpreted under the laws of the state of Oregon, exclusive of choice of law rules. Venue and jurisdiction shall be in the state or federal courts in Washington County, Oregon, and nowhere else. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

(i)Consent to Transfer Personal Data.
    Pursuant to applicable personal data protection laws, the Company and the Employer hereby notify the Recipient of the following in relation to the Recipient’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of this Award and the Recipient’s participation in the Plan. The collection, processing and transfer of the Recipient’s personal data is necessary for the Company’s administration of the Plan and the Recipient’s participation in the Plan, and the Recipient’s denial and/or objection to the collection, processing and transfer of personal data may affect the Recipient’s participation in the Plan. As such, the Recipient voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this section.
    The Company and the Employer hold certain personal information about the Recipient, including (but not limited to) the Recipient’s name, home address and telephone number, date of birth, social security number or other employee identification number (e.g., resident registration number), email address, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Recipient’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Recipient or collected, where lawful, from third parties, and the Company and the Employer will process the Data for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Recipient’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such information is unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Recipient’s participation in the Plan.
    The Company and the Employer will transfer Data as necessary for the purpose of implementation, administration and management of the Recipient’s participation in the Plan, and the Company and the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States, or elsewhere throughout the world. The Recipient hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Recipient’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Recipient’s behalf by the TPA.
    The Recipient may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the

186683555.4

Exhibit 10.2
Data, (iii) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (iv) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Recipient’s participation in the Plan. The Recipient may seek to exercise these rights by contacting the HR manager of the Company or the Employer or the Company’s Human Resources Department.
    (j)    Acknowledgment of Discretionary Nature of the Plan; No Vested Rights. The Recipient acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The Award of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs or benefits in lieu of RSUs in the future. Future awards, if any, shall be at the sole discretion of the Company, including, but not limited to, the timing of any award, the type and amount of any award and vesting provisions. Amu amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Recipient’s employment with the Company or the Employer.

    (k)    Character of Award. Participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation outside the scope of the Recipient’s employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

(l)No Public Offering. The grant of the RSUs is not intended to be a public offering of securities in the Recipient’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law). No employee of the Company is permitted to advise the Recipient on whether the Recipient should acquire shares of Common Stock under the Plan or provide the Recipient with any legal, tax or financial advice with respect to the grant of the RSUs. The acquisition of shares of Common Stock involves certain risks, and the Recipient should carefully consider all risk factors and tax considerations relevant to the acquisition of shares of Common Stock under the Plan and the disposition of them. Further, the Recipient should carefully review all materials related to the RSUs and the Plan, and should consult with the Recipient’s personal legal, tax and financial advisors for professional advice in relation to the Recipient’s personal circumstances.
(m)Insider Trading/Market Abuse Laws. The Recipient acknowledges that, depending on the Recipient’s country of residence (and country of employment, if different), the Recipient may be subject to insider trading restrictions and/or market abuse laws which may affect the Recipient’s ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., RSUs) under the Plan during such times as the Recipient is considered to have “inside information” regarding the Company (as determined under the laws in the Recipient’s country of residence and/or employment). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Recipient expressly acknowledges that it is the Recipient’s personal responsibility to comply with any applicable restrictions.
(n)Validity and Enforceability; Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. Alternatively, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to render it valid and enforceable to the full extent permitted under applicable law.
(o)English Version to Control. If the Recipient is a resident outside of the United States, the Recipient acknowledges and agrees that it is the Recipient’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award be drawn up in English. If the Recipient has received this Agreement, the Plan or any other documents related to the Award translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.
(p)Addendum. Notwithstanding any provisions of the Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Recipient’s country of residence (and country of employment, if different) set forth in an addendum to the Agreement (an “Addendum”). Further, if the Recipient transfers residence and/or employment to another country reflected in an Addendum to the Agreement at the time of transfer, the special terms and conditions for such country will apply to the Recipient to the

186683555.4

Exhibit 10.2
extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Recipient’s transfer). In all circumstances, any applicable Addendum shall constitute part of the Agreement.
(q)Other Requirements. The Company reserves the right to impose other requirements on the Award, any shares of Common Stock acquired pursuant to the RSUs and the Recipient’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring the Recipient to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(r)    Recovery Policy. Notwithstanding any other provision of this Agreement to the contrary and to the extent applicable to the Recipient, the Recipient acknowledges and agrees that the Recipient’s RSUs, any shares of Common Stock acquired pursuant thereto and/or any amount received with respect to any sale of such shares may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s 2023 Incentive Compensation Recovery Policy and the Company’s Incentive Compensation Recovery Policy (collectively, the “Recovery Policy”) as in effect on the Award Date (and to the extent applicable to the Recipient, copies of which have been made available to the Recipient) and as may be amended from time to time, including to comply with changes in laws, rules or regulations that are applicable to such Award and shares of Common Stock. As a condition to the grant of the RSUs, to the extent applicable, the Recipient expressly agrees and consents to the Company’s application, implementation and enforcement of (a) the Recovery Policy and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation. Further, the Recipient expressly agrees that the Company may take such actions as are necessary or appropriate to effectuate the Recovery Policy (as applicable to the Recipient) or applicable law without further consent or action being required by the Recipient. For purposes of the foregoing and as a condition to the grant of the RSUs, the Recipient expressly and explicitly authorizes the Company to issue instructions, on the Recipient’s behalf, to any third party broker/administrator engaged by the Company for purposes of administering awards granted under the Plan to re-convey, transfer or otherwise return such shares and/or other amounts to the Company. To the extent that the terms of this Agreement and the Recovery Policy conflict, the terms of the Recovery Policy shall prevail.
(s)    Acceptance. By accepting the grant of the Award, the Recipient acknowledges that the Recipient has read this Agreement, the Addendum to this Agreement (as applicable) and the Plan, and specifically accepts and agrees to the provisions therein.

This Award of RSUs is subject to the Recipient’s on-line acceptance of the terms and conditions of this Agreement through the E*TRADE web portal. By accepting the terms and conditions of this Agreement, the Recipient acknowledges receipt of a copy of the Plan, the U.S. Prospectus for the Plan, and the local country tax supplement to the U.S. Prospectus for the Plan (the “Award Information”). The Recipient represents that the Recipient is familiar with the terms and provisions of the Award Information and hereby accepts this Award on the terms and conditions set forth herein and in the Plan, and acknowledges that the Recipient had the opportunity to obtain independent legal, investment and tax advice at the Recipient’s personal expense prior to accepting this Award.

COLUMBIA SPORTSWEAR COMPANY

186683555.4

Exhibit 10.2
EXHIBIT A

LIST OF COMPARATOR COMPANIES

For the performance period [] to []

[Comprised of Russell 3000 companies in the Textiles, Apparel and Luxury Goods Companies GICS Sub Industry Group (GICS Code 252030), including Levi Strauss & Co. (not currently in the Russell 3000)]

186683555.4